SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   ___________________________


                             FORM 8-A


  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
   SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                 _______________________________


               WALDEN RESIDENTIAL PROPERTIES, INC.
      (Exact name of registrant as specified in its charter)


                             Maryland
                    (State of incorporation or
                           organization)


                            75-2506197
               (I.R.S. Employer Identification No.)


                        One Lincoln Centre
                   5400 LBJ Freeway, Suite 400
                       Dallas, Texas 75240
       (Address of principal executive offices) (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:



Title of each class to be so
registered

9.00% Redeemable Preferred
Stock, $0.01 par value
Name of each exchange on which
each class is to be registered

New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                               None
                         (Title of Class)




Item 1.   Description of Registrant's Securities to be Registered.

     Under its Articles of Incorporation (the "Articles"), Walden Residential Properties, Inc., a Maryland corporation (the "Company"), has authority to issue 10,000,000 shares of preferred stock, par value $.01 per share. The Company has authorized the issuance of 2,000,000 shares of preferred stock as the 9.00% Redeemable Preferred Stock (the "Redeemable Preferred Stock"). The Company has applied for listing of the Redeemable Preferred Stock on the New York Stock Exchange. Set forth below are the terms of the Redeemable Preferred Stock.

     Dividends. Subject to the preferential rights of any other series of stock ranking senior as to dividends to the Redeemable Preferred Stock and to the provisions of the Articles relating to rights of holders of shares of Excess Stock (as defined in the Articles), the record holders of Redeemable Preferred Stock is entitled to receive dividends, when and as declared by the Board of Directors of the Corporation out of funds legally available for payment of dividends. Such dividends are payable by the Corporation in cash at the rate of $2.25 per annum per share.

     Dividends on shares of Redeemable Preferred Stock accrue and be cumulative from the date of issuance of the Redeemable Preferred Stock. Dividends are payable quarterly in arrears when and as declared by the Board of Directors of the Corporation in March, June, September and December of each year (on the same dates as dividends are paid on shares of the Corporation's common stock, par value $.01 per share (the "Common Stock")) (each, a "Preferred Dividend Payment Date"), commencing on the first Preferred Dividend Payment Date following the date of issuance of the Redeemable Preferred Stock. If any Preferred Dividend Payment Date occurs on a day that is not a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close (a "Business Day"), any accrued dividends otherwise payable on such Preferred Dividend Payment Date are paid on the next succeeding Business Day. The amount of dividends payable on the Redeemable Preferred Stock for each full quarterly period from, and including, any Preferred Dividend Payment Date to, but not including, the next Preferred Dividend Payment Date (the "Dividend Period") are computed by dividing by four (4) the annual dividend rate of $2.25. Dividends payable in respect of any Dividend Period (other than the initial Dividend Period) which is less than a full Dividend Period in length will be computed from the immediately preceding Dividend Payment Date to, but not including, the date on which dividends are paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends are paid to the holders of record of the Redeemable Preferred Stock as their names appear on the stock transfer records of the Corporation at the close of business on the date designated by the Board of Directors of the Corporation at the time a dividend is declared as the date for determining holders of record entitled to such dividend (the "Record Date"). Dividends in respect of any past Dividend Period that is in arrears may be declared and paid at any time to holders of record on the Record Date for such payment. Any dividend payment made on shares of Redeemable Preferred Stock are first credited against the earliest accrued but unpaid dividend due which remains payable. No interest, or sum of money in lieu of interest, are payable in respect of any dividend payment or payments on the Redeemable Preferred Stock which may be in arrears.

     Notwithstanding anything contained herein to the contrary, no dividends on shares of Redeemable Preferred Stock are declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, or any provisions of the Articles relating to any series of preferred stock, par value $.01 per share, of the Corporation (the "Preferred Stock") ranking senior to the Redeemable Preferred Stock, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment are restricted or prohibited by law.

     If any shares of Redeemable Preferred Stock are outstanding, no full dividends are declared or paid or set apart for payment on any series of capital stock of the Company ranking junior to or on a parity with the Redeemable Preferred Stock as to dividends (including the Corporation's 9.16% Series A Convertible Redeemable Preferred Stock and the Corporation's Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock")) for any period unless full cumulative dividends have been or contemporaneously are declared and paid in cash or declared and a sum in cash sufficient for the payment thereof set apart for such payment on the Redeemable Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum in cash sufficient for such full payment is not so set apart) upon the shares of Redeemable Preferred Stock and the shares of any series of Preferred Stock ranking on a parity as to dividends with the Redeemable Preferred Stock, all dividends declared upon the shares of Redeemable Preferred Stock and any other such series of Preferred Stock ranking on a parity as to dividends with the Redeemable Preferred Stock are declared pro rata so that the amount of dividends declared per share on the Redeemable Preferred Stock and such other series of Preferred Stock in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Redeemable Preferred Stock and such other series of Preferred Stock bear to each other.

     Except as provided in above, unless full cumulative dividends on the Redeemable Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum in cash sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than dividends payable in Common Stock or other capital stock of the Corporation ranking junior to the Redeemable Preferred Stock as to dividends and upon liquidation, dissolution and winding up) will be declared or paid or set aside for payment or other distribution are declared or made upon any series of capital stock of the Corporation ranking junior to or on a parity with the Redeemable Preferred Stock as to dividends nor, subject to the Corporation's right to purchase Excess Stock as set forth in the Articles, shall shares of any series of capital stock of the Corporation ranking junior to or on a parity with the Redeemable Preferred Stock upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any series of capital stock of the Corporation ranking junior to or on a parity with the Redeemable Preferred Stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Redeemable Preferred Stock as to dividends and upon liquidation, dissolution and winding up).

     Notwithstanding anything contained herein to the contrary, dividends on the Redeemable Preferred Stock, if not paid on a Preferred Dividend Payment Date, will accrue whether or not dividends are declared for such Preferred Dividend Payment Date, whether or not the Corporation has earnings and whether or not there are funds legally available for the payment of such dividends. Any dividend payment made on shares of Redeemable Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such Redeemable Preferred Stock which remains payable.

     Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any series of capital stock of the Corporation ranking senior to the Redeemable Preferred Stock upon liquidation, dissolution or winding up of the Corporation, but before any distribution or payment are made to the holders of capital stock of the Corporation ranking junior to the Redeemable Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the holders of Redeemable Preferred Stock are entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors of the Corporation in the amount of $25.00 per share, plus an amount in cash equal to any accrued or unpaid dividends on any such share of Redeemable Preferred Stock to the date of liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period extending from the last Preferred Dividend Payment Date to the date of liquidation, dissolution or winding up) (the "Liquidation Preference"). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Redeemable Preferred Stock have no right or claim to any of the remaining assets of the Corporation and are not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or other winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share and the corresponding amounts payable on all shares of capital stock of the Corporation ranking on a parity with the Redeemable Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Redeemable Preferred Stock and all such other capital stock shares ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Neither the consolidation or merger of the Corporation into or with another corporation or any other entity nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity are deemed to constitute a liquidation, dissolution or winding up of the Corporation.

     Redemption. The Redeemable Preferred Stock may be redeemed, in whole or from time to time in part, at any time on and after January 1, 2008 at the option of the Corporation at the price of $25.00 per share (the "Preferred Redemption Price"), plus all accrued and unpaid dividends thereon to the Preferred Redemption Date (defined below), except as may be provided below, without interest.

     Each date fixed for redemption as set forth below is called a "Preferred Redemption Date." If the Preferred Redemption Date is after a Record Date and before the related Preferred Dividend Payment Date, the dividend payable on such Preferred Dividend Payment Date are paid to the holder in whose name the Redeemable Preferred Stock to be redeemed is registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Preferred Dividend Payment Date or the Corporation's default in the payment of the dividend due.

     In case of redemption of less than all shares of Redeemable Preferred Stock at the time outstanding, the shares to be redeemed are selected pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation, to the extent practicable, that will not result in a violation of the Ownership Limit (as defined in the Articles).

     Notice of any redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Preferred Redemption Date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Preferred Redemption Date, addressed to the respective holders of record of the Redeemable Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Redeemable Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Redeemable Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Preferred Redemption Date; (ii) the Preferred Redemption Price; (iii) whether all or less than all the outstanding shares of Redeemable Preferred Stock are to be redeemed and the aggregate number of shares of Redeemable Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Preferred Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Preferred Redemption Date.

     If notice has been mailed as set forth above and provided that on or before the Preferred Redemption Date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the Preferred Redemption Date, dividends on the shares of the Redeemable Preferred Stock so called for redemption cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Redeemable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Preferred Redemption Price) shall cease. Notwithstanding the foregoing, upon the Corporation's default in the payment of the dividend due, the holders of Redeemable Preferred Stock at the close of business on any Record Date will be entitled to receive the dividend payable with respect to such Redeemable Preferred Stock on the corresponding Preferred Dividend Payment Date, although such Redeemable Preferred Stock shall have been redeemed between such Record Date and such corresponding Preferred Dividend Payment Date. Upon surrender, in accordance with the redemption notice, of the certificates for any shares of Redeemable Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares are redeemed by the Corporation at the Preferred Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates are issued representing the unredeemed shares without cost to the holder thereof.

     Any deposit of funds with a bank or trust company for the purpose of redeeming Redeemable Preferred Stock are irrevocable except that: the Corporation are entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed have no claim to such interest or other earnings; and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Redeemable Preferred Stock entitled thereto at the expiration of two (2) years after the applicable Preferred Redemption Date are repaid, together with any interest or other earnings earned thereon, to the Corporation, and after such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

     No Redeemable Preferred Stock may be redeemed except with funds legally available for the payment of the Preferred Redemption Price.

     Unless full cumulative dividends on all shares of Redeemable Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum in cash sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of any Redeemable Preferred Stock are redeemed unless all outstanding shares of Redeemable Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Redeemable Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Redeemable Preferred Stock; and unless full cumulative dividends on all outstanding shares of Redeemable Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum in cash sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly, through a subsidiary or otherwise, any shares of Redeemable Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Redeemable Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation).

     All shares of Redeemable Preferred Stock redeemed pursuant to this section are retired and are restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and subject to the applicable limitations set forth herein may thereafter be reissued as shares of any series of Preferred Stock.

     Voting Rights. The holders of record of shares of Redeemable Preferred Stock are not entitled to any voting rights except as hereinafter provided herein or as otherwise provided by law. The Corporation shall not (i) without the affirmative vote or consent of the holders of at least a majority of the shares of the Redeemable Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Redeemable Preferred Stock voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Redeemable Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into any such senior stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) without the affirmative vote or consent of at least two-thirds of the shares of the Redeemable Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Redeemable Preferred Stock voting separately or as a class), amend, alter or repeal the provisions of the Articles (including these Articles Supplementary), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Redeemable Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of the Redeemable Preferred Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Redeemable Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     If and whenever dividends payable on the Redeemable Preferred Stock are or have been in arrears for six (6) or more quarterly periods (regardless of whether such periods are consecutive), then the holders of Redeemable Preferred Stock, voting separately as a class, are entitled at the next annual meeting of the stockholders or at any special meeting called as hereinafter provided to elect two (2) additional directors. Upon election, such directors become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors.

     Whenever the voting right described above become exercisable, such right may be exercised initially either at a special meeting of the holders of Redeemable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of holders of Redeemable Preferred Stock. Such right of the holders of Redeemable Preferred Stock to elect directors may be exercised until all dividends to which the holders of Redeemable Preferred Stock shall have been entitled for all previous Dividend Periods and the current Dividend Period shall have been paid in cash in full or declared and a sum of money in cash sufficient for the payment thereof set aside for payment, at which time the right of the holders of Redeemable Preferred Stock to elect such number of directors shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults.

     At any time when the voting right described above become exercisable in the holders of Redeemable Preferred Stock and if such right has not already been initially exercised, a proper officer of the Corporation shall, upon the written request of holders of record of at least ten percent (10%) of the shares of Redeemable Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Redeemable Preferred Stock. Such meeting are held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting has not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least ten percent (10%) of the shares of Redeemable Preferred Stock then outstanding may designate in writing a holder of Redeemable Preferred Stock or such other Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and are held at the place of holding annual meetings of the Corporation or, if none, at a place designated by such holder. Any holder of Redeemable Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this section. Notwithstanding the provisions of this section, however, no such special meeting are called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

     If any director so elected by the holders of Redeemable Preferred Stock shall cease to serve as a director before such director's term shall expire, the holders of Redeemable Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place are vacant.

     Subject to the provisions above and the provisions of the Articles relating to the rights of holders of Excess Stock, in any matter in which the Redeemable Preferred Stock may vote, including any action by written consent, each share of Redeemable Preferred Stock are entitled to one (1) vote (except as expressly provided herein or as may be required by law).

     Except as required by law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required are effected, all outstanding shares of the Redeemable Preferred Stock shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     Rank.      The Redeemable Preferred Stock, with respect to
dividend rights and distributions upon liquidation, dissolution and winding up of the Corporation, ranks (i) senior to the Common Stock, any shares of Excess Stock (except as provided in the last sentence of this section) and shares of all other series of capital stock issued from time to time by the Corporation other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on parity with the Redeemable Preferred Stock with respect to dividend rights or distributions upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with the Series B Preferred Stock and all other shares of all other capital stock issued by the Corporation the terms of which specifically provide that such shares rank on a parity with the Redeemable Preferred Stock with respect to dividends and distributions upon liquidation, dissolution or winding up of the Corporation or make no specific provisions as to their ranking; and (iii) junior to the Corporation's 9.20% Senior Preferred Stock, and all other capital stock issued by the Corporation the terms of which specifically provide that the shares rank senior to the Redeemable Preferred Stock with respect to dividends and distributions upon liquidation, dissolution or winding up of the Corporation (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Redeemable Preferred Stock). The Redeemable Preferred Stock ranks on a parity with the shares of Redeemable Preferred Stock that are Excess Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation.

     Restrictions on Transfer. The shares of Redeemable Preferred Stock are generally transferable. The Articles, however, contain certain restrictions on the number of shares of Stock, defined to include all classes of capital stock that the Company shall have authority to issue, including the Redeemable Preferred Stock, other series of Preferred Stock and the Common Stock, that stockholders may own. For the Company to qualify as a REIT under the Code, shares of Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of the issued and outstanding shares of Stock (including the Redeemable Preferred Stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include, except in limited circumstances, certain entities such as qualified private pension plans) during the last half of a taxable year or during a proportionate part of a shorter taxable year.

     Since the Board of Directors believes it is essential for the Company to maintain its status as a REIT under the Code, the Articles provide that no person, except Mr. Don R. Daseke, Chairman of the Board of Directors and Chief Executive Officer of the Company, may own or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate value of all outstanding shares of Stock (including the Redeemable Preferred Stock); provided, however, that Mr. Daseke may not own, directly or indirectly, more than 13.0% of the aggregate value of all outstanding shares of Stock (the "Existing Holder Limit"). The Board of Directors, upon receipt of evidence and assurances satisfactory to the Board of Directors, may also exempt a proposed transferee from the Ownership Limit or Existing Holder Limit. In connection therewith, the Board of Directors may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a real estate investment trust (a "REIT"). Any acquisition or transfer of shares of Stock that would: (i) result in the shares of Stock being owned by fewer than 100 persons or (ii) result in the Company being "closely-held" within the meaning of Section 856(h) of the Code, are null and void, and the intended transferee will acquire no rights to the shares of Stock (including the Redeemable Preferred Stock). The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and the Articles are amended accordingly.

     Any purported transfer of shares of Stock (including the Redeemable Preferred Stock) that would result in a person owning shares of Stock in excess of the Ownership Limit or Existing Holder Limit will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock. Under the Articles, Excess Stock are deemed to have been transferred to the Company, as trustee of a separate trust (the "Trust"), for the exclusive benefit of the person or persons to whom the interest in the Trust can ultimately be transferred.

     Excess Stock is not transferable. The purported transferee of any shares of Stock (including the Redeemable Preferred Stock) that are exchanged for Excess Stock may designate a transferee of the interest in the Trust if the Excess Stock held in the Trust and represented by such Trust interest to be transferred would not be Excess Stock in the hands of the designated transferee at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, the market price at the time of the original attempted transfer) at which point such Excess Stock will automatically be exchanged for the shares of Stock (including the Redeemable Preferred Stock) to which the Excess Stock is attributable. In addition, Excess Stock is subject to purchase by the Company at a purchase price equal to the lesser of: (i) the price paid for the shares of Stock (including the Redeemable Preferred Stock) by the intended transferee (or, if no consideration was paid, the market price of the shares of Stock (including the Redeemable Preferred Stock) the attempted transfer of which resulted in Excess Stock, measured on the date of the transfer); or (ii) the market price of the shares of Stock (including the Redeemable Preferred Stock) the attempted transfer of which resulted in Excess Stock measured on the date on which the Company elects to purchase the Excess Stock. "Market Price" means the average daily per share closing sales price of a share of Stock (including the Redeemable Preferred Stock) if shares of Stock (including the Redeemable Preferred Stock) are listed on a national securities exchange or quoted on Nasdaq National Market or if not then traded on any exchange or quotation system, the mean between the average per share closing bid prices and the average per share closing bid prices and the average per share closing asked prices, in each case, during the 30 calendar day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or Nasdaq National Market and no published bid and asked quotations with respect to shares of such stock during such 30 calendar day period, then the market price of the shares of Stock (including the Redeemable Preferred Stock) on the relevant date are as determined in good faith by the Board of Directors.

     From and after the intended transfer to the purported transferee of the Excess Stock, the purported transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to the Excess Stock except the right to payment of the purchase price for the shares of Stock (including the Redeemable Preferred Stock). Any dividend or distribution paid to a purported transferee on Excess Stock prior to the discovery by the Company that the shares have been transferred in violation of the Articles are repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company. All certificates representing shares of Stock (including the Redeemable Preferred Stock) will bear a legend referring to the restrictions described above.

     In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing, all information regarding the direct and indirect beneficial ownership of shares of Stock (including the Redeemable Preferred Stock) as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Stock (including the Redeemable Preferred Stock) might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

     General.  The transfer agent and registrar for the 9.00%
Redeemable Preferred Stock is The First National Bank of Boston.

     The 9.00% Redeemable Preferred Stock will be, when issued, duly authorized, fully paid and nonassessable and will have no preemptive rights.

Item 2.   Exhibits.

     2.1 Articles of Amendment and Restatement of the Company (previously filed as Exhibit 3.1 to this Company's Registration statement on Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

     2.2  Restated Bylaws of the Company (previously filed as
          Exhibit 3.2 to the Company's Registration Statement on
          Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

     2.3  Form of Articles Supplementary designating the rights of the holders of 9.00% Redeemable Preferred Stock.


                            SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              WALDEN RESIDENTIAL PROPERTIES, INC.

Date:     September 22, 1997

                              By: /s/ Mark S. Dillinger
                                  Mark S. Dillinger
                                  Executive Vice President and
                                  Chief Financial Officer





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